UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
February 2, 2007
Pacific Sunwear of California, Inc.
(Exact name of registrant as specified in its charter)

California	0-21296	95-3759463

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
3450 East Miraloma Avenue, Anaheim, CA 92806-2101

(Address of principal executive offices) (Zip Code)
(714) 414-4000

(Registrant’s telephone number, including area code)
not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 2, 2007, Pacific Sunwear of California, Inc. (the “Company”) entered into Amendment No. 2 to its unsecured $200 million Credit Agreement, dated as of September 14, 2005, with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of other lenders. The amendment reduces the “Minimum Fixed Charge Coverage Ratio,” as amended by Amendment No. 1 as of October 12, 2006 to the Credit Agreement, required to be maintained by the Company as of the end of the Company’s fiscal quarter ended February 3, 2007 (the end of “fiscal 2006”) and the fiscal quarter ending May 5, 2007 (the first quarter of “fiscal 2007,” ending February 2, 2008). As of the date hereof, the Company has no direct borrowings outstanding under the Credit Agreement.
The full text of Amendment No. 2 to the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On February 2, 2007, the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”) approved management’s recommendation to close 74 demo stores. The determination to take this action resulted from a comprehensive review and evaluation of the real estate portfolio and profit performance of the Company’s demo stores. The stores to be closed, which in total generated a pre-tax operating loss of approximately $9 million in fiscal 2006, are expected to close during the first half of fiscal 2007. The Company has retained Hilco Merchant Resources, LLC to assist it in connection with the orderly liquidation of the inventory in these stores and Hilco Real Estate, LLC to assist it in connection with the disposition of the Company’s real estate operating leases covering these stores.
As a result of the decision to close these stores, the Company estimates that it will recognize the following pre-tax charges:
Non-cash charges expected to be recognized during the fourth quarter of fiscal 2006:
•	$24 million — $25 million in fixed asset impairments, to be included in selling, general and administrative expenses

•	$1 million — $2 million in inventory liquidation losses, to be included in cost of goods sold

•	Total pre-tax, non-cash charges of approximately $25 million to $27 million
Cash charges expected to be recognized during fiscal 2007:
•	$8 million — $12 million in real estate operating lease termination payments to landlords, to be included as part of occupancy within cost of goods sold

•	$1 million — $2 million in contingent fee payments to Hilco, to be included in selling, general and administrative expenses

•	Less than $1 million in severance benefits and related store closing costs

•	Total cash charges of approximately $10 million to $15 million

The actual amount of non-cash and cash charges incurred by the Company in connection with the closing of the 74 demo stores may be different than the estimated amounts set forth in this report. The Company cannot predict with certainty the actual costs of terminating the leases, the amounts to be realized from the inventory liquidation, or the contingent fees that will be payable to Hilco upon final resolution of the closure process.
Item 2.06 Material Impairments.
The response to Item 2.05 is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
The full text of the Company’s press release announcing the planned closure of the 74 demo stores is furnished as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit
Number	Description
10.1	Amendment No. 2 to Credit Agreement, dated as of February 2, 2007, with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of other lenders

99.1	Press Release, dated February 6, 2007, announcing the planned closure of 74 demo stores

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
Date: February 6, 2007	By:	/s/ GERALD M. CHANEY
Gerald M. Chaney
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment No. 2 to Credit Agreement, dated as of February 2, 2007, with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of other lenders

99.1	Press Release, dated February 6, 2007, announcing the planned closure of 74 demo stores